Exhibit 99.1


               Digital Broadband Networks Inc. Completes
             Acquisition of Convergent Technologies Inc.


    FLEMINGTON, N.J.--(BUSINESS WIRE)--Aug. 25, 2003--Digital Broadband Networks, Inc. (OTCBB:DBBD) www.dbni.net today announced that it has completed the acquisition of Convergent Technologies, Inc. Convergent owns properties in London, United Kingdom and Perth, Australia.
    Patrick Lim, the Company's Chairman and Chief Executive Officer, noted, "The acquisition of Convergent Technologies is an important step in establishing DBBD's presence in Europe. We would like to see our products being used in Europe, North America and Asia. Management believes that the transaction will help to accelerate the Company's growth prospects."
    "We remain committed to enhancing overall stockholder value and we view our ongoing stock repurchase program and acquisition program as one of the significant ways we can accomplish this," said Patrick Lim. "We look forward to exceeding our revenue and earnings forecast for the second half of 2003."

    About Digital Broadband Networks:

    Digital Broadband Networks, Inc. and its subsidiaries are involved in application development, broadband network operation, delivery of value added applications and services; the sale of devices that utilize broadband networks and the sale of biometric security devices. The Company's principal operations include the development and operation of a wireless broadband network in Malaysia, the development of interactive, multimedia content for the Internet and the development licensing and/or sale of specific products and applications that utilize the capacities of a broadband network. These include the EyStar SmartHome Console, broadband modems, biometric systems and Internet-based cameras. DBBD has three subsidiaries:
EyStar Media Inc., Animated Electronic Industries Sdn Bhd and Perwimas Telecommunications Sdn Bhd. For more information about the above products and services, please visit our websites, www.dbni.net and www.eystar.com.

    Safe Harbor Statement:

    Investors should carefully consider the preceding information, as well as other information contained herein before making an investment in the common stock of the Company. Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "is expected," "intends," "may," "will," "should," "anticipates," "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Digital Broadband Networks does not undertake to update, revise or correct any forward-looking statements.

    L.G. Zangani, LLC provides financial public relations service to the Company, As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of moneys, capital stock in the Company, warrants or options to purchase capital in the Company.


    CONTACT: L.G. Zangani, LLC
             Leonardo Zangani, 908-788 9660
             leonardo@zangani.com
             or
             Digital Broadband Networks, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@dbni.net